Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 5, 2015, in the Registration Statement (Form S-4) and related Prospectus of CNH Industrial Capital LLC for the registration of $500,000,000 of 3.375% Notes due 2019.

/s/ ERNST & YOUNG LLP
Milwaukee, Wisconsin
April 10, 2015